As filed with the Securities and Exchange Commission on January 22, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CADENCE DESIGN SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Options Assumed by Cadence Design Systems, Inc.
originally granted under the
BTA Technology, Inc. 1995 Stock Option Plan
BTA-Ultima, Inc. 1995 Stock Option Plan
BTA Technology, Inc. 1999 Stock Option Plan
Celestry Design Technologies, Inc. 2001 Stock Option Plan
Celestry Design Technologies, Inc. 2001 Executive Stock Plan
(Full title of the Plans)

R.L. Smith McKeithen
Senior Vice President, General Counsel and Secretary
Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5, San Jose, California 95134
(Name and Address of Agent for Service)
(408) 943-1234
(Telephone number, including area code, of agent for service)

Copies to:
Gregory J. Conklin, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, 31st Floor
San Francisco, California 94104
(415) 393-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	1,614,092 shares	$4.25	$6,859,891	$632

(1)	Includes, with respect to each share of Common Stock, Rights, pursuant to the registrant’s Amended and Restated Rights Agreement, dated as of February 1, 2000, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, and until a triggering event thereunder, the Rights trade with, and cannot be separated from, the Common Stock.

(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the BTA Technology, Inc. 1995 Stock Option Plan; the BTA-Ultima, Inc. 1995 Stock Option Plan; the BTA Technology, Inc. 1999 Stock Option Plan; the Celestry Design Technologies, Inc. 2001 Stock Option Plan; and the Celestry Design Technologies, Inc. 2001 Executive Stock Plan (the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Cadence Design Systems, Inc. Common Stock.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the maximum offering price per share that such options may be exercised.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5

PART I

Information Required in the Section 10(A) Prospectus

               Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this Registration Statement.

               The shares of common stock subject to options registered hereunder have been assumed by the Registrant pursuant to an Agreement and Plan of Merger, dated as of January 12, 2003, among the Registrant, Celestry Design Technologies, Inc., a California corporation, Manatee, Inc., a California corporation and wholly-owned subsidiary of the Registrant, and Richard Ding, as shareholder agent. These options were originally granted to directors, employees and consultants of Celestry Design Technologies, Incorporated under the Plans.

PART II

Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference

               The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2002, June 29, 2002 and September 28, 2002, including all material incorporated by reference therein;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 27, 2002, June 28, 2002, July 18, 2002, August 13, 2002 and November 12, 2002;

(d)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990; and

(e)	The description of the Registrant’s Preferred Share Purchase Rights set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 16, 1996.

               All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

               Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

INFORMATION REGARDING FINANCIAL STATEMENTS
INCORPORATED BY REFERENCE INTO THIS
REGISTRATION STATEMENT

               On March 22, 2002, the Registrant announced that it had appointed KPMG LLP to replace Arthur Andersen LLP (“Andersen”) as the Registrant’s independent auditors. The Registrant’s consolidated balance sheets as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended December 29, 2001, incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated March 11, 2002, which is incorporated by reference herein. After reasonable efforts, the Registrant has been unable to obtain Andersen’s consent to the incorporation by reference into this registration statement of its report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 4.   Description of Securities

               Not Applicable.

Item 5.   Interests of Named Experts and Counsel

               Not Applicable.

Item 6.   Indemnification of Directors and Officers

               Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               Article VII of the Registrant’s currently effective Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (a) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business entities (including, for example, subsidiaries of the Registrant) at the Registrant’s request (such directors, officers and other persons are hereinafter referred to collectively as, “Covered Persons”), to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (b) the Registrant is required to advance expenses, as incurred to such Covered Persons in connection with defending a proceeding; (c) the indemnitee(s) of the Registrant have the right to bring suit, and to be paid the expenses of prosecuting such suit if successful, to enforce the rights to indemnification under the Bylaws or to advancement of expenses under the Bylaws; (d) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (e) the Registrant is required to maintain director and officer liability insurance to the extent reasonably available; and (f) the Registrant may not retroactively amend the Bylaws indemnification provision in a way that is adverse to such Covered Persons.

               The Registrant has entered into indemnity agreements with each of its executive officers and directors that provide the maximum indemnity allowed to officers and directors by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. The Registrant also maintains a limited amount of director and officer insurance. The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its officers or directors, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liability arising under the Securities Act of 1933, as amended.

Item 7.   Exemption from Registration Claimed

               Not Applicable.

Item 8.   Exhibits

Exhibit Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990 incorporated by reference pursuant to Items 3(c) and (d).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	BTA Technology, Inc. 1995 Stock Option Plan.

99.2	BTA-Ultima, Inc. 1995 Stock Option Plan.

99.3	BTA Technology, Inc. 1999 Stock Option Plan.

99.4	Celestry Design Technologies, Inc. 2001 Stock Option Plan.

99.5	Celestry Design Technologies, Inc. 2001 Executive Stock Plan.

Item 9.   Undertakings

               A.     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering under the Plans.

               B.     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 22nd day of January, 2003.

CADENCE DESIGN SYSTEMS, INC.

By: /s/ H. Raymond Bingham

H. Raymond Bingham
President, Chief Executive Officer and Director

POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Raymond Bingham and R.L. Smith McKeithen, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. Raymond Bingham	President, Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2003

H. Raymond Bingham

/s/ William Porter	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 22, 2003

William Porter

/s/ Donald L. Lucas	Chairman of the Board of Directors	January 22, 2003

Donald L. Lucas

/s/ Susan L. Bostrom	Director	January 22, 2003

Susan L. Bostrom

/s/ Dr. Leonard Y.W. Liu	Director	January 22, 2003

Dr. Leonard Y.W. Liu

/s/ Dr. Alberto Sangiovanni Vincentelli	Director	January 22, 2003

Dr. Alberto Sangiovanni Vincentelli

/s/ George M. Scalise	Director	January 22, 2003

George M. Scalise

/s/ John B. Shoven	Director	January 22, 2003

Dr. John B. Shoven

/s/ Roger S. Siboni	Director	January 22, 2003

Roger S. Siboni

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990 incorporated by reference pursuant to Items 3(c) and (d).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	BTA Technology, Inc. 1995 Stock Option Plan.

99.2	BTA-Ultima, Inc. 1995 Stock Option Plan.

99.3	BTA Technology, Inc. 1999 Stock Option Plan.

99.4	Celestry Design Technologies, Inc. 2001 Stock Option Plan.

99.5	Celestry Design Technologies, Inc. 2001 Executive Stock Plan.